UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2025

HUBBELL INCORPORATED

(Exact name of registrant as specified in its charter)

Connecticut	1-2958	06-0397030
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Waterview Drive Shelton, Connecticut	06484
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (475) 882-4000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock - par value $0.01 per share	HUBB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note.

As previously disclosed in the Current Report on Form 8-K, filed by Hubbell Incorporated, a Connecticut corporation (“Hubbell”) on August 14, 2025, Hubbell Power Systems, Inc., a Delaware corporation and wholly owned subsidiary of Hubbell (“HPS”), entered into a Share Purchase Agreement (the “Acquisition Agreement”), dated August 11, 2025, by and among HPS, Power Rose Acquisition, Inc., a Delaware corporation (“Power Rose” and together with its subsidiaries, “DMC Power”), and Power Rose Topco, L.P., a Delaware limited partnership (the “Seller”). On October 1, 2025 (the “Acquisition Closing Date”), subject to the terms and conditions set forth in the Acquisition Agreement, Hubbell, through HPS, purchased all the issued and outstanding capital stock of Power Rose from the Seller (such acquisition, the “DMC Power Acquisition”) for $825,000,000 in cash, subject to a customary working capital adjustment as set forth in the Acquisition Agreement (the “Purchase Price”), using a combination of commercial paper issuances and borrowings under the Term Loan Agreement (as defined under Item 1.01 of this Current Report on Form 8-K).

Item 1.01 Entry into a Material Definitive Agreement.

On September 29, 2025, Hubbell, as borrower, entered into a Term Loan Agreement (the “Term Loan Agreement”) with a syndicate of lenders and JPMorgan Chase Bank, N.A., as administrative agent.

The Term Loan Agreement provides Hubbell with the ability to borrow up to $600 million on an unsecured basis to finance the DMC Power Acquisition, repay certain existing indebtedness of DMC Power and pay fees, costs and expenses in connection with the foregoing. The availability of the loans under the Term Loan Agreement is subject to the satisfaction (or waiver) of certain conditions set forth therein, including the consummation of the DMC Power Acquisition concurrently with the funding of such loans.

On the Acquisition Closing Date, Hubbell borrowed $600 million under the Term Loan Agreement (the “Loans”) to pay a portion of the Purchase Price. The Loans were made in a single borrowing and will be due and payable on September 29, 2028. The Loans bear interest based on the Term SOFR Rate (as defined in the Term Loan Agreement), plus an applicable interest addition based on Hubbell’s credit ratings. Hubbell also paid to the lenders certain customary fees under the Term Loan Agreement.

The Term Loan Agreement contains representations and warranties and affirmative and negative covenants customary for unsecured financings of this type, as well as a financial covenant requiring that, as of the last day of each fiscal quarter, commencing with the first fiscal quarter-end date occurring on or after the effective date of the Term Loan Agreement, the ratio of total indebtedness to total capitalization shall not be greater than 65%. An event of default under the Term Loan Agreement may be triggered by, among other things, a failure to pay when due any principal on any loan under the Term Loan Agreement, failure to comply with certain covenants under the Term Loan Agreement, failure to make payments when due in respect of, or the acceleration of, other debt obligations in excess of $100 million, or a change of control of Hubbell. A default under the Term Loan Agreement would permit the lenders under the Term Loan Agreement to accelerate any outstanding loans.

The foregoing description of the Term Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Term Loan Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 7.01 Regulation FD Disclosure.

On October 1, 2025, Hubbell issued a press release, attached as Exhibit 99.1 to this Current Report on Form 8-K, announcing the completion of the DMC Power Acquisition.

The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 8.01 Other Events.

On October 1, 2025, Hubbell completed the DMC Power Acquisition. DMC Power is a provider of connectors and tooling for utility substation and transmission markets.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document Description

10.1*	Term Loan Agreement, dated as of September 29, 2025, by and among Hubbell Incorporated, the Lenders party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent.

99.1	Press Release dated October 1, 2025.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

*

Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Hubbell hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission; provided, that Hubbell may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedules so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUBBELL INCORPORATED

Date: October 1, 2025	By:	/s/ Katherine A. Lane
	Name:	Katherine A. Lane
	Title:	Senior Vice President, General Counsel and Secretary